Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

2013 THIRD QUARTER RESULTS

Increased Quarterly Earnings - Strong Loan Growth -

Higher Fee-Based Revenues - Improved Asset Quality

ITASCA, IL, October 23, 2013 - Today, First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for the third quarter of 2013. Net income applicable to common shares for the third quarter of 2013 was $28.9 million, or $0.39 per share. This compares to $16.0 million, or $0.22 per share, for the second quarter of 2013 and net loss applicable to common shares of $47.8 million, or $0.65 per share, for the third quarter of 2012.

“It was a strong quarter for us on a number of fronts,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Earnings improved to $29 million, or over 80%, from last quarter as we benefited from both strong business performance and proactive management of our balance sheet. Solid production across all of our business lines coupled with substantial improvement in asset quality helped drive our fourth consecutive quarter of double digit earnings growth. Additionally, market conditions were such that we were able to opportunistically sell or restructure certain balance sheet positions, adding $11.4 million in net earnings while better positioning ourselves to benefit from higher rates.”

Mr. Scudder concluded, “As we look ahead, our business momentum combined with the strength of our core deposit base and capital foundation leave us well positioned to grow and enhance shareholder value.”

SELECT HIGHLIGHTS

Business Momentum

•                  Increased earnings per share by 77% compared to the second quarter of 2013 and 160% from the third quarter of 2012.

•                  Grew total loans by 12% annualized from June 30, 2013 largely in the commercial and industrial, agricultural, and other commercial real estate portfolios.

•                  Increased fee-based revenues by 7% from the second quarter of 2013 and 14% from the third quarter of 2012.

•                  Decreased noninterest expense by 10% from the third quarter of 2012, excluding a $1.2 million loss on the accelerated sale of a special-purpose, foreclosed property.

Improving Credit and Strengthening Capital

•                  Decreased non-performing loans by 21% compared to June 30, 2013 and 34% compared to September 30, 2012.

•                  Recorded lower total loan charge-offs, excluding recoveries and covered loan charge-offs, by 12% from the second quarter of 2013, the lowest level in the last five years.

•                  Decreased loans 30-89 days past due by 31% compared to June 30, 2013 and 25% compared to September 30, 2012, the lowest level in over a decade.

•                  Grew Tier 1 common capital to risk-weighted assets to 10.23% as of September 30, 2013, a 54 basis point improvement from June 30, 2013.

•                  Added $11.4 million to tangible capital and current quarter net earnings through certain balance sheet repositioning activities.

Operating Performance Highlights

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net income applicable to common shares	$28,907	$15,957	$(47,812)
Diluted earnings per common share	$0.39	$0.22	$(0.65)
Return on average common equity	11.66%	6.66%	(19.36)%
Return on average assets	1.38%	0.79%	2.35%
Net interest margin	3.63%	3.70%	3.83%
Loans, excluding covered loans	$5,448,929	$5,287,565	$5,218,345
Average transactional deposits (1)	$5,622,956	$5,464,858	$5,247,485
Average assets	$8,403,785	$8,259,653	$8,227,113
Average equity	$983,456	$960,501	$982,582

(1) Comprised of demand deposits and interest-bearing transactional accounts.

SIGNIFICANT THIRD QUARTER EVENTS

During the quarter, certain balance sheet repositioning activities were completed adding $11.4 million to tangible capital and current quarter net earnings. These actions, which primarily impacted the securities and bank-owned life insurance (“BOLI”) portfolios, were executed to take advantage of changing market conditions, strengthen capital, and better position the Company to benefit from a higher interest rate environment.

•                  A $4.0 million equity investment in Textura Corporation (“Textura”) was sold for $38.2 million, resulting in a $34.2 million gain. This sale followed Textura’s initial public offering of its common stock in June 2013, and represents the Company’s only equity investment of this nature.

•                  Two forward commitments with the Federal Home Loan Bank of Chicago (“FHLB”) to borrow a total of $250 million for a 5-year period beginning in 2014 at a weighted average interest rate of approximately 2.0% were terminated, resulting in a gain of $7.8 million.

•                  Crediting rate terms and the underlying cash surrender value (“CSV”) of approximately $100 million of lower yielding BOLI policies were voluntarily modified, resulting in a $13.3 million write-down.

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Income (loss) before income tax	$54,282	$24,131	$(85,520)
Provision for loan and covered loan losses	4,770	5,813	111,791
Pre-tax, pre-provision earnings	59,052	29,944	26,271
Adjustments to Pre-Tax, Pre-Provision Earnings:
Net securities (gains) losses	(33,801)	(216)	217
BOLI modification loss	13,312	—	—
Gain on termination of FHLB forward commitments	(7,829)	—	—
Net losses (gains) on sales and valuation adjustments of OREO and assets held-for-sale	1,652	(288)	3,280
Severance-related costs	233	511	840
Gain on FDIC-assisted transaction, net of integration costs	—	—	(3,074)
Adjusted amortization of FDIC indemnification asset	—	750	4,000
Total adjustments	(26,433)	757	5,263
Pre-tax, pre-provision operating earnings	$32,619	$30,701	$31,534

(1)   The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in evaluating the Company’s operating performance. This non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $32.6 million for the third quarter of 2013 increased 6.2% from the second quarter of 2013 and 3.4% from the third quarter of 2012. Compared to the quarter ended June 30, 2013, the increase resulted from growth in net interest income and noninterest income.

The increase in pre-tax, pre-provision operating earnings from the third quarter of 2012 was driven by higher noninterest income, primarily from growth in our core businesses, specifically mortgage banking, wealth management, and sales of capital market products to commercial clients, which more than offset a decrease in net interest income.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2013			June 30, 2013			September 30, 2012
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$661,779	$469	0.28	$674,849	$468	0.28	$435,528	$265	0.24
Trading securities	15,543	29	0.75	15,610	24	0.61	15,389	25	0.65
Investment securities (1)	1,250,158	10,199	3.26	1,256,813	10,164	3.23	1,220,654	10,841	3.55
Federal Home Loan Bank and Federal Reserve Bank stock	35,162	333	3.79	40,998	342	3.34	47,111	341	2.90
Loans (1)(2)	5,559,932	64,326	4.59	5,383,891	63,829	4.76	5,630,091	67,512	4.77
Total interest-earning assets (1)	7,522,574	75,356	3.98	7,372,161	74,827	4.07	7,348,773	78,984	4.28
Cash and due from banks	127,847			124,996			128,714
Allowance for loan and covered loan losses	(93,940)			(98,006)			(118,925)
Other assets	847,304			860,502			868,551
Total assets	$8,403,785			$8,259,653			$8,227,113
Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,647,159	765	0.08	$3,584,382	810	0.09	$3,394,675	898	0.11
Time deposits	1,288,746	2,072	0.64	1,331,499	2,193	0.66	1,498,993	3,228	0.86
Borrowed funds	203,613	390	0.76	204,449	385	0.76	189,835	507	1.06
Senior and subordinated debt	214,860	3,436	6.34	214,828	3,435	6.41	231,156	3,691	6.35
Total interest-bearing liabilities	5,354,378	6,663	0.49	5,335,158	6,823	0.51	5,314,659	8,324	0.62
Demand deposits	1,975,797			1,880,476			1,852,810
Total funding sources	7,330,175			7,215,634			7,167,469
Other liabilities	90,154			83,518			77,062
Stockholders’ equity - common	983,456			960,501			982,582
Total liabilities and stockholders’ equity	$8,403,785			$8,259,653			$8,227,113
Net interest income/margin (1)		$68,693	3.63		$68,004	3.70		$70,660	3.83

(1)             Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)             This item includes covered interest-earning assets consisting of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

Total interest-earning assets increased $150.4 million compared to June 30, 2013, driven by growth in the loan portfolio. Compared to September 30, 2012, total interest-earning assets grew by $173.8 million from an increase in other interest-earning assets, which was partially offset by a decrease in loans. The completion of the bulk loan sales in the fourth quarter of 2012 funded a significant portion of the rise in other interest-earning assets and accounted for the decline in average loans.

Compared to both prior periods presented, the increase in total interest-bearing liabilities was driven by higher levels of interest-bearing transaction deposits, which more than offset the decline in time deposits and resulted in a more favorable funding mix.

Tax-equivalent net interest margin for the current quarter was 3.63%, declining 7 basis points compared to the second quarter of 2013 and 20 basis points from the third quarter of 2012. These decreases resulted primarily from an overall lower yield earned on loans due to a decline in the yield for new and renewing loans and a greater preference for floating rate loans given the current low interest rate environment. Additionally, a decline in the yield on covered interest-earning assets contributed to the decrease compared to the second quarter of 2013. An improved funding mix and lower rates paid on time deposits mitigated the decline in the loan yield.  Compared to the third quarter of 2012, the reinvestment of maturing investment securities at lower rates offset by a reduction in rates paid on borrowed funds also contributed to the decrease in net interest margin.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			September 30, 2013 Percent Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Service charges on deposit accounts	$9,472	$9,118	$9,502	3.9	(0.3)
Card-based fees	5,509	5,547	5,246	(0.7)	5.0
Wealth management fees	6,018	6,126	5,415	(1.8)	11.1
Mortgage banking income	1,273	1,010	196	26.0	N/M
Merchant servicing fees	2,915	2,899	2,849	0.6	2.3
Other service charges, commissions, and fees	2,617	1,308	1,142	N/M	N/M
Total fee-based revenues	27,804	26,008	24,350	6.9	14.2
Net securities gains (losses)	33,801	216	(217)	N/M	N/M
BOLI (loss) income	(13,028)	319	300	N/M	N/M
Gain on termination of FHLB forward commitments	7,829	—	—	N/M	N/M
Other income	800	684	727	17.0	10.0
Net trading gains (1)	882	214	685	N/M	28.8
Gain on FDIC-assisted transaction, net of integration costs	—	—	3,289	N/M	N/M
Total noninterest income	$58,088	$27,441	$29,134	111.7	99.4

N/M - Not meaningful.

(1)         Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total noninterest income for the third quarter of 2013 rose 111.7% and 99.4% from the second quarter of 2013 and the third quarter of 2012, respectively. Compared to both prior periods presented, the increase resulted primarily from the $34.2 million gain on the sale of our $4.0 million equity investment in Textura. In addition, the $7.8 million gain on the termination of two FHLB forward commitments contributed to the variance. These gains were partially offset by the modification of approximately $100 million of certain lower yielding BOLI policies, which resulted in a $13.3 million write-down of the CSV. These actions helped strengthen capital and provide greater flexibility to redeploy assets to benefit from the rising interest rate environment.

Total fee-based revenues of $27.8 million for the third quarter of 2013 grew 6.9% compared to the second quarter of 2013. The increase in fee-based revenues was driven by growth in core business services, specifically service charges on deposit accounts from seasonally higher volumes of non-sufficient fund (“NSF”) fees, mortgage banking, and sales of capital market products to commercial clients.

Compared to the third quarter of 2012, total fee-based revenues increased 14.2%, primarily from an increase in wealth management fees due to new customer relationships and improved market performance, gains on the sales of $36.1 million of mortgage loans, and fee income generated by sales of capital market products to commercial clients.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			September 30, 2013 Percent Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Salaries and wages	$27,254	$26,553	$26,064	2.6	4.6
Nonqualified plan expense (1)	1,003	267	817	N/M	22.8
Retirement and other employee benefits	6,013	6,101	6,230	(1.4)	(3.5)
Total compensation expense	34,270	32,921	33,111	4.1	3.5
Net losses (gains) on OREO sales and valuation adjustments	1,652	(288)	2,025	N/M	(18.4)
Net OREO operating expense	1,197	1,372	1,183	(12.8)	1.2
Net OREO expense	2,849	1,084	3,208	N/M	(11.2)
Loan remediation costs	1,893	2,547	3,206	(25.7)	(41.0)
Other professional services	3,624	3,048	3,459	18.9	4.8
Total professional services	5,517	5,595	6,665	(1.4)	(17.2)
Net occupancy and equipment expense	7,982	7,793	8,108	2.4	(1.6)
Technology and related costs	2,984	2,884	2,906	3.5	2.7
FDIC premiums	1,734	1,704	1,785	1.8	(2.9)
Advertising and promotions	2,166	2,033	1,427	6.5	51.8
Merchant card expense	2,339	2,321	2,272	0.8	2.9
Cardholder expenses	1,031	1,043	982	(1.2)	5.0
Other expenses	3,830	4,299	5,659	(10.9)	(32.3)
Adjusted amortization of FDIC indemnification asset	—	750	4,000	N/M	N/M
Total noninterest expense	$64,702	$62,427	$70,123	3.6	(7.7)

N/M - Not meaningful.

(1)         Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements and is substantially offset by earnings on related assets included in noninterest income.

Total noninterest expense for the third quarter of 2013 increased 3.6% compared to the second quarter of 2013 and decreased 7.7% compared to the third quarter of 2012. The increase in total noninterest expense compared to the second quarter of 2013 was impacted by the $1.2 million loss on the accelerated sale of a special-purpose, foreclosed property and the $736,000 increase in nonqualified plan expense, which is substantially offset by a related item in noninterest income. Excluding these two items, total noninterest expense is comparable to the second quarter of 2013 and decreased 10.0% compared to the third quarter of 2012.

The increase in salaries and wages compared to both prior periods presented was driven primarily by lower levels of deferred salaries and the timing of certain incentive compensation accruals.

OREO expenses rose compared to the second quarter of 2013, mainly from net losses on sales of OREO properties, including the $1.2 million loss discussed above, compared to net gains on sales recognized during the prior period. The decrease in OREO expenses compared to the third quarter of 2012 resulted from lower levels of OREO write-downs partially offset by higher net losses on sales of OREO properties.

Loan remediation costs decreased from the second quarter of 2013 and the third quarter of 2012 as a result of improved credit quality driven by management’s credit remediation actions. These actions contributed to lower legal expenses, real estate taxes, and general operating costs.

The rise in other professional services from the second quarter of 2013 was driven mainly by consulting expenses related to sales of capital market products to commercial clients and legal costs for the sale of our equity investment in Textura discussed earlier.

Compared to the third quarter of 2012, the increase in advertising and promotions expense was driven by the launch of a branding campaign during the second quarter of 2013, and reflects the return to a more normalized level of expense.

A $480,000 reduction in the reserve for unfunded commitments in the third quarter of 2013 resulted in lower other expenses compared to the second quarter of 2013.  Other expenses were elevated in the third quarter of 2012 from a $1.3 million valuation adjustment on a property held-for-sale.

Based on management’s current estimates of future cash flows on covered loans and OREO and expected reimbursements from the FDIC for covered losses, no adjusted amortization of the FDIC indemnification asset was required for the third quarter of 2013.

TAX EXPENSE

The effective tax rate of 46.0% for the third quarter of 2013 reflects the impact of the $13.3 million after-tax BOLI loss included in noninterest income. Excluding the BOLI modification loss, the effective tax rate would have been 36.9%.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			September 30, 2013 Percent Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Corporate
Commercial and industrial	$1,792,561	$1,743,139	$1,610,169	2.8	11.3
Agricultural	318,659	288,632	259,787	10.4	22.7
Commercial real estate:
Office	449,067	449,641	484,215	(0.1)	(7.3)
Retail	384,787	383,447	356,093	0.3	8.1
Industrial	503,010	486,761	490,023	3.3	2.7
Multi-family	332,749	306,182	309,509	8.7	7.5
Residential construction	46,424	50,384	61,920	(7.9)	(25.0)
Commercial construction	128,748	117,116	136,509	9.9	(5.7)
Other commercial real estate	790,114	759,367	780,712	4.0	1.2
Total commercial real estate	2,634,899	2,552,898	2,618,981	3.2	0.6
Total corporate loans	4,746,119	4,584,669	4,488,937	3.5	5.7
Consumer
Home equity	377,015	374,406	397,506	0.7	(5.2)
1-4 family mortgages	286,333	291,770	292,908	(1.9)	(2.2)
Installment	39,462	36,720	38,994	7.5	1.2
Total consumer loans	702,810	702,896	729,408	—	(3.6)
Total loans, excluding covered loans	5,448,929	5,287,565	5,218,345	3.1	4.4
Covered loans	153,305	171,861	216,610	(10.8)	(29.2)
Total loans	$5,602,234	$5,459,426	$5,434,955	2.6	3.1

Total loans, excluding covered loans, of $5.4 billion grew by $161.4 million from June 30, 2013. During the third quarter of 2013, the Company experienced strong annualized growth across most categories of the loan portfolio, which was offset by declines in the residential construction and 1-4 family mortgage portfolios. The decline in the 1-4 family mortgage portfolio from the prior quarter reflects the sale of $36.1 million of mortgage loans, of which $20.5 million were outstanding at June 30, 2013.

The Company experienced strong growth in the commercial and industrial and agricultural loan categories due to greater resource investments and expansion into specialized lending areas, such as agribusiness and asset-based lending. Overall, the loan portfolio benefited from well-balanced growth reflecting credits of varying size and diverse geographic locations within our markets.

Asset Quality

(Dollar amounts in thousands)

	As Of			September 30, 2013 Percent Change From
	September 30, 2013	June 30, 2013	September 30, 2012	June 30, 2013	September 30, 2012
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$68,170	$89,193	$99,579	(23.6)	(31.5)
90 days or more past due loans	5,642	3,832	12,582	47.2	(55.2)
Total non-performing loans	73,812	93,025	112,161	(20.7)	(34.2)
Accruing troubled debt restructurings (“TDRs”)	24,329	8,287	6,391	N/M	N/M
OREO	35,616	39,497	36,487	(9.8)	(2.4)
Total non-performing assets	$133,757	$140,809	$155,039	(5.0)	(13.7)
30-89 days past due loans	$15,111	$21,756	$20,088	(30.5)	(24.8)
Performing potential problem loans:
Special mention	$114,788	$115,175	$144,666	(0.3)	(20.7)
Substandard	72,439	78,517	71,159	(7.7)	1.8
Total performing potential problem loans (1)	$187,227	$193,692	$215,825	(3.3)	(13.3)
Non-accrual loans to total loans	1.25%	1.69%	1.91%
Non-performing loans to total loans	1.35%	1.76%	2.15%
Non-performing assets to loans plus OREO	2.44%	2.64%	2.95%
Potential problem loans to total loans (1)	3.44%	3.66%	4.14%
Allowance for Credit Losses
Allowance for loan losses	$77,772	$79,729	$93,048	(2.5)	(16.4)
Allowance for covered loan losses	13,056	14,381	9,397	(9.2)	38.9
Total allowance for loan and covered loan losses	90,828	94,110	102,445	(3.5)	(11.3)
Reserve for unfunded commitments	2,386	2,866	2,500	(16.7)	(4.6)
Total allowance for credit losses	$93,214	$96,976	$104,945	(3.9)	(11.2)
Allowance for credit losses to loans, including covered loans	1.66%	1.78%	1.93%
Allowance for credit losses to non-accrual loans, excluding covered loans	117.59%	92.60%	95.95%

N/M - Not meaningful.

(1) Total performing potential problem loans excludes $18.6 million of accruing TDRs as of September 30, 2013.

Non-performing loans, excluding covered loans, decreased by $19.2 million, or 20.7%, from June 30, 2013, which included the reclassification of a $15.3 million corporate loan from non-accrual to accruing TDR status. This loan continues to perform in accordance with its contractual terms, which are at market rates, and is expected to move to the performing loan portfolio in the first quarter of 2014.

Compared to September 30, 2012, non-performing assets, excluding covered loans and covered OREO, declined by 13.7% due to management’s continued focus on credit remediation.

Loans 30-89 days past due decreased to $15.1 million at September 30, 2013, representing the lowest level in over a decade.

Charge-Off Data

 (Dollar amounts in thousands)

	Quarters Ended
	September 30, 2013	% of Total	June 30, 2013	% of Total	September 30, 2012	% of Total
Net loan charge-offs (1):
Commercial and industrial	$2,057	32.0	$2,448	33.5	$41,781	33.4
Agricultural	141	2.2	95	1.3	4,531	3.6
Office, retail, and industrial	956	14.9	1,418	19.4	29,368	23.5
Multi-family	112	1.7	183	2.5	2,755	2.2
Residential construction	413	6.4	845	11.5	9,242	7.4
Commercial construction	(3)	—	—	—	11,037	8.8
Other commercial real estate	639	10.0	218	3.0	23,452	18.7
Consumer	2,108	32.8	2,110	28.8	2,920	2.4
Net loan charge-offs, excluding covered loans	6,423	100.0	7,317	100.0	125,086	100.0
Net covered loan charge-offs (1)	1,629		1,977		442
Total net loan charge-offs	$8,052		$9,294		$125,528
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.47%		0.57%		9.29%
Year-to-date	0.53%		0.55%		4.26%

(1) Amounts represent charge-offs, net of recoveries.

Net loan charge-offs, excluding net covered loan charge-offs, for the third quarter of 2013 decreased 12.2% compared to the second quarter of 2013 and represents one of the lowest quarters of charge-offs in the last five years. The elevated level of charge-offs for the third quarter of 2012 resulted from accelerated credit remediation activities, resulting in charge-offs of $80.3 million.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012	Regulatory Minimum For “Well- Capitalized”	Excess Over Required Minimums at September 30, 2013
Regulatory capital ratios:
Total capital to risk-weighted assets	12.60%	12.10%	11.90%	11.65%	10.00%	26%	$174,263
Tier 1 capital to risk-weighted assets	11.12%	10.61%	10.28%	9.92%	6.00%	85%	$342,821
Tier 1 leverage to average assets	9.21%	8.77%	8.40%	8.13%	5.00%	84%	$340,324
Tier 1 common capital to risk-weighted assets (1)	10.23%	9.69%	9.33%	8.93%	N/A	N/A	N/A
Tangible common equity ratios (2):
Tangible common equity to tangible assets	8.61%	8.62%	8.44%	8.26%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.93%	8.75%	8.64%	8.38%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.60%	10.64%	10.39%	10.12%	N/A	N/A	N/A
Non-performing assets to tangible common equity and allowance for credit losses	16.66%	17.77%	18.36%	20.50%	N/A	N/A	N/A

N/A - Ratio is not subject to formal Federal Reserve regulatory guidance.

(1)         Excludes the impact of trust-preferred securities.

(2)         Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

Regulatory capital ratios improved by 44 to 51 basis points compared to the second quarter of 2013. This improvement resulted from strong earnings and the continued increase in allowable deferred tax assets, more than offsetting the impact of loan growth and the increase in dividends paid. The Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized” as of September 30, 2013.

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based financial institution in the dynamic Chicagoland banking market. As one of Illinois’ largest independent bank holding companies, First Midwest provides a full range of business and retail banking and wealth management services through approximately 90 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. The Company website is www.firstmidwest.com.

Safe Harbor Statement

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, October 23, 2013 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10034728 beginning one hour after completion of the live call until 9:00 A.M. (ET) on October 30, 2013. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

• Condensed Consolidated Statements of Financial Condition
• Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and due from banks	$155,075	$130,992	$149,420	$124,447
Interest-bearing deposits in other banks	744,163	653,113	566,846	393,927
Trading securities, at fair value	16,443	15,451	14,162	15,512
Securities available-for-sale, at fair value	1,162,911	1,223,486	1,082,403	1,191,582
Securities held-to-maturity, at amortized cost	29,847	30,373	34,295	41,944
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	35,161	35,161	47,232	47,232
Loans held-for-sale	1,191	1,589	—	90,011
Loans, excluding covered loans	5,448,929	5,287,565	5,189,676	5,218,345
Covered loans	153,305	171,861	197,894	216,610
Allowance for loan and covered loan losses	(90,828)	(94,110)	(99,446)	(102,445)
Net loans	5,511,406	5,365,316	5,288,124	5,332,510
OREO, excluding covered OREO	35,616	39,497	39,953	36,487
Covered OREO	10,477	13,681	13,123	8,729
FDIC indemnification asset	18,078	23,158	37,051	47,191
Premises, furniture, and equipment	118,664	118,285	121,596	132,005
Investment in BOLI	193,979	207,081	206,405	206,043
Goodwill and other intangible assets	277,187	279,421	281,059	281,914
Accrued interest receivable and other assets	207,715	206,721	218,170	217,642
Total assets	$8,517,913	$8,343,325	$8,099,839	$8,167,176
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,020,956	$1,855,906	$1,762,903	$1,773,928
Interest-bearing deposits	4,982,252	5,010,841	4,909,352	4,975,127
Total deposits	7,003,208	6,866,747	6,672,255	6,749,055
Borrowed funds	212,058	196,603	185,984	183,691
Senior and subordinated debt	214,876	214,843	214,779	231,171
Accrued interest payable and other liabilities	101,046	90,479	85,928	69,824
Total liabilities	7,531,188	7,368,672	7,158,946	7,233,741
Common stock	858	858	858	858
Additional paid-in capital	412,677	411,470	418,318	417,245
Retained earnings	839,835	813,516	786,453	773,976
Accumulated other comprehensive loss, net of tax	(26,057)	(10,299)	(15,660)	(9,248)
Treasury stock, at cost	(240,588)	(240,892)	(249,076)	(249,396)
Total stockholders’ equity	986,725	974,653	940,893	933,435
Total liabilities and stockholders’ equity	$8,517,913	$8,343,325	$8,099,839	$8,167,176

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Interest Income
Loans, excluding covered loans	$60,614	$59,111	$63,672
Covered loans	3,142	4,151	3,223
Investment securities	7,742	7,657	8,058
Other short-term investments	831	834	631
Total interest income	72,329	71,753	75,584
Interest Expense
Deposits	2,837	3,003	4,126
Borrowed funds	390	385	507
Senior and subordinated debt	3,436	3,435	3,691
Total interest expense	6,663	6,823	8,324
Net interest income	65,666	64,930	67,260
Provision for loan and covered loan losses	4,770	5,813	111,791
Net interest income (expense) after provision for loan and covered loan losses	60,896	59,117	(44,531)
Noninterest Income
Service charges on deposit accounts	9,472	9,118	9,502
Card-based fees	5,509	5,547	5,246
Wealth management fees	6,018	6,126	5,415
Mortgage banking income	1,273	1,010	196
Merchant servicing fees	2,915	2,899	2,849
Other service charges, commissions, and fees	2,617	1,308	1,142
Net securities gains (losses)	33,801	216	(217)
BOLI (loss) income	(13,028)	319	300
Gain on termination of FHLB forward commitments	7,829	—	—
Net trading gains	882	214	685
Other income	800	684	727
Gain on FDIC-assisted acquisition	—	—	3,289
Total noninterest income	58,088	27,441	29,134
Noninterest Expense
Salaries and wages	28,257	26,820	26,881
Retirement and other employee benefits	6,013	6,101	6,230
Net occupancy and equipment expense	7,982	7,793	8,108
Technology and related costs	2,984	2,884	2,906
Professional services	5,517	5,595	6,665
Net OREO expense	2,849	1,084	3,208
FDIC premiums	1,734	1,704	1,785
Adjusted amortization of FDIC indemnification asset	—	750	4,000
Other expenses	9,366	9,696	10,340
Total noninterest expense	64,702	62,427	70,123
Income (loss) before income tax expense	54,282	24,131	(85,520)
Income tax expense (benefit)	24,959	7,955	(36,993)
Net income (loss)	29,323	16,176	(48,527)
Net (income) loss applicable to non-vested restricted shares	(416)	(219)	715
Net income (loss) applicable to common shares	$28,907	$15,957	$(47,812)
Diluted earnings (loss) per common share	$0.39	$0.22	$(0.65)
Dividends declared per common share	$0.04	$0.04	$0.01
Weighted average diluted common shares outstanding	74,034	74,024	73,742